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                                                                    EXHIBIT 23.8

                            [LETTERHEAD OF SALLMANNS]


            WRITTEN CONSENT TO REFERENCE SALLMANNS (FAR EAST) LIMITED VALUATION IN F-1 FILING OF E-HOUSE (CHINA) HOLDINGS LIMITED


July 23, 2007


E-House (China) Holdings Limited
17/F, Merchandise Harvest Building (East)
No. 333 North Chengdu Road
Shanghai, 200041
The People's Republic of China



We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of E-House (China) Holdings Limited (the "Company") in the Company's Registration Statement on Form F-1 (together with any amendments thereto, the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under the Securities Act of 1933, as amended.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company.

                                                    Yours faithfully

                                                    For and on behalf of
                                                    Sallmanns (Far East) Limited



                                                    /s/ Simon MK Chan
                                                    Simon MK Chan
                                                    Director